Exhibit 10.2

PROMISSORY NOTE

$450,000.00	November 14, 2011

FOR VALUE RECEIVED, PhoneGuard, Inc., a Florida corporation (the “Maker”) promises to pay to the order of Cellular Spyware Inc., a Nevada corporation (the “Holder”), at 6574 N. State Road 7 #278, Coconut Creek, FL 33073, Attention: Anthony Sasso, or at such other office as the Holder designates in writing to the Maker, the principal sum of Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00). Principal in the amount of Twenty-Five Thousand and No/100 Dollars shall be payable monthly commencing on August 1, 2011 and continuing on the 20th day of each and every month thereafter for the next seventeen (17) consecutive months.  All unpaid principal, together with any other amounts payable hereunder, shall be due and payable on January 1, 2013.

1.   Event of Default.

(a)   For purposes of this Note, an “Event of Default” means:

(i)   the Maker shall default in the payment of principal on this Note within five (5) business days of notice of such breach from the Holder;

(ii)   the Maker shall fail to materially perform any covenant, term, provision, condition, agreement or obligation of the Maker under this Note (other than for non-payment) and such failure shall continue uncured for a period of fifteen (15) days after notice from the Holder of such failure; or

(iv)           the filing by or against the Maker of a petition in bankruptcy or for reorganization under any bankruptcy, reorganization, compromise, arrangement, readjustment or debt, dissolution, liquidation or similar law of any jurisdiction; or the making of a general assignment by Maker for the benefit of creditors, the appointment of or taking possession by a receiver, trustee, custodian or similar official for the Maker or for any of the Maker’s assets, or the institution by or against the Maker of any kind of insolvency proceeding which is not vacated or dismissed within thirty (30) days thereafter.

(b)   Upon the occurrence of an Event of Default, the Holder shall have the right (but not the obligation) to declare the unpaid principal balance of this Note immediately due and payable in full. Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default.

2.   Prepayment. The Maker may prepay this Note at any time, in whole or in part, provided any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

3.   Miscellaneous.

(a)   Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Maker or, in the case of mutilation, on surrender and cancellation of this Note, the Maker shall execute and deliver, in lieu of this Note, a new note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

(b)   Payment. All payments under this Note shall be made in lawful tender of the United States.

(c)   Waivers. The Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(d)   Usury. In the event that any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note, and any surplus thereafter shall immediately be refunded to Maker.

(e)   Waiver and Amendment. Any provision of this Note may be amended, waived or modified only by an instrument in writing signed by the party against which enforcement of the same is sought.

(f)   Notices. All notices, offers, acceptance and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted next business day delivery, or by facsimile delivery followed by overnight next business day delivery as follows:

(i)	If to the Holder, to:	Cellular Spyware Inc. 6574 N. State Road 7 Suite 278 Coconut Creek, FL 33073 Attention: Mr. Anthony Sasso

(ii)	If to the Maker, to:	PhoneGuard, Inc. 123 NW 13th Street, Suite 300 Boca Raton, FL 33432 Attn: Scott Frohman Facsimile: (561) 892-2618

	With a copy to:	Harris Cramer LLP 3507 Kyoto Gardens Drive, Suite 300 Palm Beach Gardens, FL 33410 Attn: Michael D Harris, Esq. Facsimile: (561) 659-0701

or to such other address as any of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the date of delivery.

(g)   Expenses; Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Note, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Note, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

(h)   Successors and Assigns. This Note may not be assigned or transferred by the Holder without the prior written consent of the Maker. Subject to the preceding sentence, the rights and obligations of the Maker and the Holder of this Note shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and permitted transferees of the parties.

(i)   Governing Law. This Note shall be construed and enforced in accordance with the laws of the State of Florida and shall be binding on the heirs, personal representatives, successors and assigns of the parties hereto. The venue for any action related to this Note shall be in a court of competent jurisdiction for Palm Beach County, Florida

4.Guarantee.   This Note is guaranteed by Options Media Group Holdings, Inc., a Nevada corporation, pursuant to that certain Guarantee dated as of the date of this Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Maker has duly executed this Note as of the date first written above.

PhoneGuard, Inc.

November 14, 2011	By:	/s/ Scott Frohman
Scott Frohman, Chief Executive Officer